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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 000-24706
                                                                       ---------

(Check One):  [X] Form 10-K and Form 10-KSB   [ ] Form 11-K       [ ]Form 20-F
              [ ]Form 10-Q and Form 10-QSB    [ ]Form N-SAR

                       For Period Ended: December 31, 2001
                                         -----------------

              [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
              [ ] Transition Report on Form 11-K

                 For the Transition Period Ended: Not Applicable
                                                  --------------

_______________________________________________________________________________

         Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_______________________________________________________________________________


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
                                                        --------------

                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant:            Select Media Communications, Inc.

Former Name if Applicable:          Not Applicable

Address of Principal Executive Office (Street and number): 575 Madison Avenue, Suite 1006

City, state and zip code:  New York, NY 10022

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                                     PART II
                            RULES 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The registrant has been unable to complete the preparation of its financial statements due to delays in gathering information required to complete the preparation of the financial statement.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         James F. Mongiardo            (212)                   605-0548
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             (Name)                    (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes [ ] No


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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                        SELECT MEDIA COMMUNICATIONS, INC.
                        ---------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    March 28, 2002               By: /s/ James F. Mongiardo
      ---------------------              --------------------------------
                                         James F. Mongiardo,
                                         Chairman and Chief Executive Officer


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